News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe to Present at the Brean Murray & Co.
Annual Institutional Investor Conference

ST. LOUIS, January 27, 2005 - Brown Shoe Company, Inc. (NYSE:BWS), today announced that the Company’s Chairman and CEO Ron Fromm and its Chief Financial Officer Andy Rosen will be presenting at Brean Murray & Co. annual Institutional Investor Conference on February 1, 2005 at 2:15 p.m. EST. The conference will be held at The New York Palace Hotel, New York, NY.
A link to the live web cast and recording of Brown Shoe’s presentation will be available on the Company's website: http://www.brownshoe.com/news/index.asp OR directly from the web cast provider at:
http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=BWS&item_id=1000125
A replay of the recording of Brown Shoe’s presentation will be available beginning 3:15 p.m. EST on February 1st.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Disney (Mickey Mouse, Winnie the Pooh, PowerRangers etc.), Spider-Man and Friends and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.